Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective immediately on August 7, 2025 (the “Closing”, or the “Effective Date”), and is entered into by and between Verb Technology Company, Inc. or its successor (the “Company”), and Veronika Kapustina (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”). “PIPE Financing” means the offer, sale and issuance of the Company’s common stock in a private placement offering pursuant to a certain Subscription Agreement between and among the Company, certain of its subsidiaries, and investors.

WHEREAS, the Company desires to employ Employee in accordance with the terms and conditions set forth below; and

WHEREAS, Employee desires to be employed by the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, immediately following the Closing, Employee will become an employee of the Company.

1. EMPLOYMENT.

a.	Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Executive Officer (CEO) of the Company, reporting to the Executive Chairman of the Board of Directors of the Company (the “Board”) and the Board.

b.	Employment Period. Employee’s employment with the Company shall commence on the Effective Date. This Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.

c.	Principal Place of Employment. It is anticipated that Employee will move to Dubai during Employee’s employment with the Company and upon such relocation, Employee shall be permitted to work remotely in Dubai.

d.	At Will Relationship. Employee’s employment with the Company shall commence as of the Effective Date. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without Cause or prior notice, subject to Section 3. Nothing in this Agreement, except as Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company. Except as set forth in this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law or the terms of such applicable plan, policy or arrangement, terminate as of the effective date of Employee’s termination (the “Termination Date”).

e.	Duties and Responsibilities. During Employee’s employment with the Company, Employee shall at all times: (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time, which shall include, but not necessarily be limited to, such duties, responsibilities and authorities that are typically performed by and assigned to employees in similar positions within similar companies; (iii) perform the duties and carry out the responsibilities assigned to her by the Company to the best of her ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to her position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, her employment with the Company.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

f.	No Conflicts. Employee represents and warrants that she is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, her ability to perform her duties and obligations hereunder. Employee further represents and warrants that the performance of her duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between her and any previous or concurrent employer, or any other party. Employee further represents and warrants that she will not use any trade secret, or confidential or proprietary information, of any of her previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with her employment with the Company, in connection with her employment with the Company or in the performance of her duties and obligations hereunder.

2. COMPENSATION AND BENEFITS. Subject to the terms and conditions of Sections 1 and 3 of this Agreement and, except as otherwise provided herein, Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during her employment with the Company:

a.	Annual Salary. The Company shall pay Employee a base salary equal to $850,000 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. Employee acknowledges and understands that her position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward or downward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and/or the Company’s overall financial performance.

b.	Initial Equity Award. Following completion of the Closing and at a time determined by the Board, such time not to exceed 90 days from the Effective Date, Employee shall receive a grant of time-based restricted stock units under the 2019 Stock and Incentive Compensation Plan (the “Plan”) in an amount equal to one-percent (1%) of the shares of common stock of the Company on a fully diluted basis as of the Effective Date, subject to approval by the Board (or its compensation committee) (the “Initial Equity Award”), such approval not to be unreasonably withheld, with the actual number of shares of common stock of the Company underlying the Initial Equity Award to be calculated in good faith by the Board. One fourth (25%) of the Initial Equity Award shall vest on the one-year anniversary of the Effective Date and one thirty-sixth of the remaining Initial Equity Award shall vest on each monthly anniversary thereafter, subject to Employee continuing to be employed by the Company through each such date. The Equity Awards shall be subject to other customary terms to be set forth in the corresponding award agreement and the Plan. For the avoidance of doubt, the Initial Equity Award shall not be granted to Employee unless and until the Closing is consummated. While the parties acknowledge that the Initial Equity Award must be approved by the Board (or its compensation committee) in accordance with the Plan, the Company’s obligation to cause such approval and issue the award on the terms described herein is nevertheless a binding contractual commitment on the Company.

c.	Secondary Equity Award. Following the completion of the Closing and at a time determined by the Board, such time not to exceed 90 days from the Effective Date, Employee shall receive a grant of performance-based restricted stock units under the Plan in an amount equal to one-percent (1%) of the shares of common stock of the Company on a fully diluted basis as of the Effective Date, subject to approval by the Board (or its compensation committee) (the “Secondary Equity Award”), such approval not to be unreasonably withheld, with the actual number of shares of common stock of the Company underlying the Secondary Equity Award to be calculated in good faith by the Board. The Secondary Equity Award shall vest on a quarterly basis over forty-eight (48) months beginning on the Effective Date, each quarterly tranche (i) performance-vest as to one-sixteenth (1/16) of the overall Secondary Equity Award, with threshold performance measured at 1.4x a multiple of market capitalization of the Company over NAV and maximum performance at 1.8x a multiple of market capitalization of the Company over NAV, with straight-line interpolation between threshold and maximum performance levels (0%-100% of the applicable quarterly tranche), all as calculated by the Board (or its compensation committee) in good faith, and (ii) time-vest subject to Employee’s continued employment through the end of the applicable quarter. For the avoidance of doubt, in order for the Secondary Equity Award to vest, both the time and performance-based vesting conditions must be satisfied as to each quarterly tranche. Notwithstanding the foregoing, upon a termination without Cause or resignation by Employee for Good Reason, Employee shall be permitted to continue to vest in the Secondary Equity Award with respect to the quarter in which the Termination Date occurs, as if Employee had remained employed through the end of such quarter, subject to achievement of the applicable performance metrics. The Secondary Equity Awards shall be subject to other customary terms to be set forth in the corresponding award agreement and the Plan. For the avoidance of doubt, the Secondary Equity Award shall not be granted to Employee unless and until the Closing is consummated. For purposes herein, “NAV” shall mean the net asset value of the Company, and shall be calculated by the Board; provided however that the NAV shall be consistent with the Company’s public filings. While the parties acknowledge that the Secondary Equity Award must be approved by the Board (or its compensation committee) in accordance with the Plan, the Company’s obligation to cause such approval and issue the award on the terms described herein is nevertheless a binding contractual commitment on the Company.

d.	Annual Performance Award. Following completion of the Closing, Employee shall be eligible for a performance-based cash bonus, in an amount determined by the Board, subject to approval by the Board in its sole and absolute discretion (the “Annual Bonus”), based upon achievement of performance criteria established by the Company, which generally shall include Company performance, Employee’s individual performance and such other general or specific criteria determined by the Board in its discretion. The target level of such Annual Bonus is one hundred percent (100%) of Annual Salary. Such Annual Bonus will be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the Annual Bonus relates. In order for Employee to be eligible to receive the Annual Bonus pursuant to this Section 2(d), Employee must remain continuously employed by the Company through the payment date to which such Annual Bonus relates.

e.	Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company (or any affiliate maintaining any such arrangement), in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

f.	Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time.

g.	Expenses. Employee shall be entitled to reimbursement for all reasonable expenses that she incurs in connection with the performance of her duties and obligations hereunder. Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole discretion, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3. EFFECT OF TERMINATION. Employee’s employment may be terminated by the Company for Cause (as defined below) or without Cause or by resignation for any reason. In the event of any such termination, Employee shall only be entitled to the following:

a.	Termination of Employment for Any Reason, Resignation by the Employee other than for Good Reason, or Termination by the Company for Cause. If Employee’s employment is terminated for any reason, is terminated by the Company for Cause or Employee resigns from her employment for any reason other than Good Reason (defined below), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive (i) any vacation accrued but unused as of the Termination Date, subject to the Company’s policies regarding vacation pay, and (ii) any Annual Salary earned but unpaid as of the Termination Date (the “Accrued Obligations”).

b.	Termination by the Company without Cause or Resignation by Employee for Good Reason within 18 months following the Effective Date. If Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason within eighteen (18) months following the Effective Date, subject to the Employee timely executing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a reasonable form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after the Employee’s Termination Date (the last day of the maximum period of time that the Release can be executed and no longer revocable, the “Release Consideration Expiration Date”, and the actual date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive:

(i)	An amount equal to twelve (12) months of then-current Annual Salary, as of the Termination Date, which shall be paid, in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date; and

(ii)	If Employee properly elects COBRA coverage, then the Company will reimburse or directly pay Employee for Employee and Employee’s eligible dependents for the twelve (12) month period following the Termination Date, or until such earlier date that Employee is eligible for health coverage with a subsequent employer. Notwithstanding the foregoing, if Employee is not eligible for COBRA coverage or the Company cannot provide COBRA coverage, the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue group health coverage in effect on the Termination Date, which payments shall be made in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time.

For purposes herein, “Cause” shall mean the occurrence of any one or more of the following events, as determined in the sole discretion of the Company:

a.	Willful Misconduct or Gross Negligence: Employee’s willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of their position (other than as a result of physical or mental incapacity), after written notice from the Company and a 30-day opportunity to cure, if curable.

b.	Violation of Policies: Employee’s material violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment, discrimination, workplace safety, or substance abuse.

c.	Dishonesty or Fraud: Employee’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates.

d.	Criminal Conduct: Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft.

e.	Breach of Agreement or Fiduciary Duty: Employee’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Employee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates.

f.	Unauthorized Disclosure: Employee’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates.

For purposes herein, “Good Reason” means there has been, without the consent of Employee, the occurrence of any of the following grounds that has not been cured by the Company within thirty (30) days after written notice to the Company of such purported grounds (which notice must be provided within thirty (30) days following the actual knowledge by Employee of such purported grounds): (i) a material diminution in Employee’s Annual Salary; provided, however that a material reduction in the Employee’s Annual Salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the Employee to a greater extent than other similarly situated employees shall not constitute Good Reason; (ii) a material diminution of Employee’s authority, duties, or responsibilities (other than during a suspension or investigation of grounds that may constitute Cause); or (iii) Employee being required to relocate the Employee’s primary work location to a facility or location that would increase the Employee’s one way commute distance by more than twenty-five miles from the Employee’s primary work location as of immediately prior to such change or a change in the Employee’s ability to work remotely.

If the Company timely cures the condition giving rise to Good Reason for Employee’s resignation, the notice of termination shall become null and void.

4. RESTRICTIVE COVENANTS. The Parties agree that the Company, its subsidiaries and their respective affiliates are engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company and its subsidiaries and affiliates. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a.	Employee shall not, at any time during her employment with the Company and for a period of twenty four (24) months thereafter, anywhere in the United States or any jurisdiction in which the Company and its subsidiaries and affiliates conduct material business operations (the “Restricted Territory), either directly or indirectly: (i) accept employment with or render services to (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company and its subsidiaries and affiliates or entity that competes with the Company and its subsidiaries and affiliates in the field of digital asset treasury public companies, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; or (ii) invest in any person or entity that is a business competitor of the Company and its subsidiaries and affiliates, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

b.	Employee shall not, at any time during her employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”) in the Restricted Territory, for any reason, on her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company and its subsidiaries and affiliates, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company and its subsidiaries and affiliates, or any person or entity whose business the Company and its subsidiaries and affiliates was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during her employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to her employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and its subsidiaries and affiliates and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

c.	Employee shall not, at any time during the Restricted Period in the Restricted Territory, either directly or indirectly, on her own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company and its subsidiaries and affiliates to alter or terminate his, her, or its employment, relationship, or affiliation with the Company and its subsidiaries and affiliates; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and its subsidiaries and affiliates and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

d.	Employee covenants and agrees that Employee shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages the Company and its subsidiaries and affiliates, their services, products, officers, directors, managers, employees, shareholders, members, investments or agents. The Company and its subsidiaries and affiliates covenant and agree that the Company and its subsidiaries and affiliates shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages Employee. Nothing in this Section 4(d) shall prohibit any Person from (A) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony to which such Person is legally required to respond; (B) making any truthful statement to the extent necessary to rebut any untrue public statements made by another Person; (C) making any statement or engaging in any conduct that would constitute a permitted disclosure; (D) making any truthful statement as part of or in any arbitration or court proceeding that involves such Person; (E) making any truthful statement or expression of opinion in connection with requests from third parties for employment references or in connection with discussions involving matters of workplace concern, such as performance review, bonus determination, or investigation; or (F) making any truthful statement or expression of opinion in connection with the performance of Employee’s duties and responsibilities.

Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s and its subsidiaries and affiliates reasonable protection, are designed to protect the Company’s and its subsidiaries and affiliates legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that she will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

If Employee breaches Section 4(a), 4(b), or 4(c) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

5. CONFIDENTIALITY.

a.	Confidential Information. Employee acknowledges that during her employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company and its subsidiaries and affiliates are obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company or Public Company, their business, potential business, or operations, or the business of any of the Company’s and its affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during her employment with the Company, or from her colleagues while working for the Company, whether prior to, during, or subsequent to her execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to her employment with the Company (other than through breach by a third party of any confidentiality obligation to the and its subsidiaries and affiliates); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 5(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company and its subsidiaries and affiliates transact business.

The term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 5, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company and its subsidiaries and affiliates, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s and its subsidiaries and affiliates business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

Employee acknowledges and agrees that each and every part of the Company’s and its subsidiaries and affiliates Confidential Information: (a) has been developed by the Company and its subsidiaries and affiliates at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and its subsidiaries and affiliates and, as such, is a valuable, special, and unique asset of the Company and its subsidiaries and affiliates; and (d) constitutes a protectable business interest of the Company and its subsidiaries and affiliates. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company and its subsidiaries and affiliates. Employee acknowledges and agrees that the Company and its subsidiaries and affiliates own the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 5(b) of this Agreement, Employee covenants and agrees as follows:

i.	Employee will use Confidential Information only in the performance of her duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after her employment with the Company, for her personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company and its subsidiaries and affiliates. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii.	Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

iii.	Employee shall not at any time remove, copy, download, or transmit any information from the Company and its subsidiaries and affiliates during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

iv.	Promptly upon Employee’s termination, and in any event no later than three (3) business days after Employee’s employment with the Company ceases, Employee shall return to the Company and its subsidiaries and affiliates any and all Confidential Information in her possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control.

b.	Duration of Covenant. Employee acknowledges and agrees that her obligations under this Section 5 of the Agreement shall remain in effect forever.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or her attorney’s) right, without prior authorization from or notification to the Company: (i) to engage in any activity or conduct or any provision of the National Labor Relations Act (and, in fact, this Section 5 of the Agreement shall not apply to, among other things, any discussion of company wages, hours, and working conditions as protected by the National Labor Relations Act and/or any other applicable federal, state, or local law); (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (iii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iv) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224), said act shall control and supersede the conflicting portion of this Agreement.

c.	Retention of All Other Rights. Employee’s obligations under this Section 5 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.

6. INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company and its subsidiaries and affiliates which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company and its subsidiaries and affiliates reasonably believe that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company and its subsidiaries and affiliates shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and its subsidiaries and affiliates. Any award or relief to the Company and its subsidiaries and affiliates may, in the discretion of the court, include the Company’s and its subsidiaries and affiliates costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s and its subsidiaries and affiliates right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s and its subsidiaries and affiliates right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

7. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) and address(es) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement).

8. LEGAL REPRESENTATION. Employee acknowledges that she was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent she desired. Employee acknowledges that she had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that she has carefully read this Agreement, that she understands completely its contents, that she understands the significance, nature, effect, and consequences of signing it, and that she has agreed to and signed this Agreement knowingly and voluntarily of her own free will, act, and deed, and for full and sufficient consideration.

9. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 9 of the Agreement.

10. GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice or conflict of laws) of the State of Nevada. Each of the Parties hereto submits to the jurisdiction of the federal and state courts of Nevada in any action or proceeding arising out of or relating to this Agreement.

11. ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon her heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

12. SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

13. SURVIVAL. Upon the termination or expiration of this Agreement, the entire Agreement shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

14. WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

15. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

a.	It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”). Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Employee acknowledges that the Company has made no representations and makes no guarantee as to the treatment of the compensation and benefits provided hereunder and Employee has been advised to obtain her own tax advice, and further, Employees agrees that the Company and the Company’s officers, employees, agents, equity holders, successors, affiliates and representatives shall have no liability for any of the payments or benefits under this Agreement or any other arrangement failing to be exempt from or to comply with Code Section 409A. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be a separate payment for purposes of Code Section 409A. For all purposes of this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to Employee’s employment shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement, Employee shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A. If a Release Consideration Expiration Date could occur in a subsequent tax year, none of the payments set forth in Section 3(b) herein shall commence earlier than the second taxable year.

b.	To the extent that the reimbursement of any benefits or the provision of any in-kind kind benefits pursuant to this Agreement is subject to Code Section 409A: (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (b) all such expenses eligible for reimbursement hereunder shall be paid to the Employee no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (c) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefits.

c.	Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company (or its successor) is publicly traded on an established securities market or otherwise and the Employee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Code Section 409A) at the time of Employee’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Code Section 409A and payable in connection with a separation from service shall not be paid or begin payment until the earlier of (a) Employee’s death or (b) the first day following the six (6) month anniversary of the Termination Date. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay Employee a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six (6) month period, without interest thereon. To the extent permitted under Code Section 409A, any separate payment or benefits under this Agreement or otherwise shall not be “deferred compensation” subject to Code Section 409A and the six-month delay provided in this subsection, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Code Section 409A.

16. 280G.

a.	To the extent that any payment, benefit or distribution of any type to or for the benefit of the Employee by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of equity or equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Employee receiving a net after tax amount that exceeds the net after tax amount Employee would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code.

b.	If a reduction in the Total Payments is required by the foregoing provisions of this Section, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any), for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of the Total Payments, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.

17. TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

18. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

19. INDEMNIFICATION.

a.	To the fullest extent permitted by the Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law, the Company shall indemnify, defend and hold Employee harmless from and against any and all Claims, liabilities, obligations, losses, damages or Expenses if Employee becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Employee is or was an officer, employee or agent of the Company or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise or by reason of any action or inaction by Employee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Section 19), including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Employee is solely a witness, provided, however, that the Company shall have no such indemnification obligation, or duty to defend or hold harmless, if a judgment or other final adjudication adverse to Employee establishes that the acts of Employee were the result of active and deliberate unlawful conduct. For purposes of this Section 19: (x) “Claim” means (i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or (ii) any inquiry, hearing or investigation that Employee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, and (b) “Expenses” means any and all reasonable expenses, including reasonable attorneys’ and experts’ fees, court costs, transcript costs and travel expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim, or in connection with any appeal resulting from any Claim. Any and all Expenses paid or incurred by Employee in connection with any Claim for which the Company is obligated to indemnify Employee under Section 19(a) above, shall be paid by Company in advance, subject to Company’s right to seek repayment from Employee if a judgment or other final adjudication establishes that Employee was not entitled to indemnification.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written; provided, however, that the signatures will be held in escrow until the Board (or its compensation committee) approves the Agreement immediately following the completion of the Closing.

EMPLOYEE:		VERB TECHNOLOGY COMPANY, INC.

By:	/s/ Veronika Kapustina	By:	/s/ Rory J. Cutaia
	Veronika Kapustina		Rory J. Cutaia